Exhibit 99.1

Media Contacts:
Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Quarterly Earnings

Firm Announces 15th Dividend Increase

February 5, 2026, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) today announced financial results for its first fiscal quarter of 2026, which ended December 31, 2025. The Board of Directors also declared a quarterly dividend of $0.15 per share, a 9% increase, which will be paid on March 4, 2026, to shareholders of record as of February 18, 2026. This represents an annualized dividend yield of 5.9%, based on a closing price of $10.15 on February 4, 2026.

“The sentiment I continue to hear is that 2025 was a ‘surprisingly strong’ year for the U.S. stock market. I would argue the strength of the market speaks for itself and reflects solid underlying economic fundamentals,” said Neil Hennessy, Chairman and CEO. “The natural question is what comes next. While concerns remain around inflation, global trade tensions, and interest rates, I continue to believe in the resilience of the U.S. economy. Headlines may create volatility, but I am confident that a soft landing in 2026 remains a reasonable expectation, supported by projected GDP growth, improving earnings, and continued economic expansion.”

“Here at Hennessy, we manage our products with a steady hand and a long-term perspective,” he added. “We appreciate the continued trust of our shareholders and remain focused on disciplined execution and persistence in the year ahead.”

“Despite lower assets and earnings compared to the prior year, our balance sheet continues to strengthen,” stated Teresa Nilsen, President and COO. “Cash net of debt has increased nearly 30% over the past twelve months.”

“Our strong cash position is allowing us to make the strategic decision to increase our quarterly dividend to $0.15 per share,” Nilsen added. “This marks our 15th dividend increase and reflects our commitment to returning capital to shareholders, while maintaining the financial strength and operational efficiency needed to act decisively when the right opportunities arise.”

Summary Highlights (compared to the prior comparable quarter ended December 31, 2024):

●	Total revenue: $8.3 million (down 14%)
●	Net income: $1.9 million (down 32%)
●	Fully diluted earnings per share: $0.24 (down 33%)
●	Average assets under management, upon which revenue is earned: $4.2 billion (down 14%)
●	Total assets under management: $4.1 billion (down 14%)
●	Cash and cash equivalents, net of gross debt: $31.7 million (up 28%)

	Three Months Ended Dec 31,		Change
	2025	2024	Amount	Percent
Total Revenue	$8,320,250	$9,707,818	$(1,387,568)	-14.3%
Net Income	1,929,774	2,834,223	(904,449)	-31.9%
Earnings Per Share (Diluted)	0.24	0.36	(0.12)	-33.3%
Weighted Average Number of Shares Outstanding (Diluted)	7,965,547	7,862,881	102,666	1.3%
Average Assets Under Management	4,170,760,003	4,824,051,149	(653,291,146)	-13.5%

	As of Dec 31,
	2025	2024
Total Assets Under Management	$4,094,154,888	$4,778,981,545	$(684,826,657)	-14.3%
Cash and Cash Equivalents, Net of Gross Debt Balance	31,717,349	24,728,893	6,988,456	28.3%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.